Exhibit 99.1

NAPCO Pipe & Fittings Announces Completion of Acquisition of LASCO Fittings

HOUSTON, August 19, 2021 – North American Pipe Corporation (NAPCO), a subsidiary of Westlake Chemical Corporation (NYSE: WLK), today announced that it acquired LASCO Fittings LLC, a Brownsville, Tennessee-based, leading designer, engineer and manufacturer of injected-molded PVC fittings, from Aalberts, NV.

“We are pleased to complete this important strategic acquisition and to welcome LASCO Fittings and its talented team into the Westlake family of companies,” said Andre Battistin, vice president, NAPCO Pipe & Fittings. “By adding LASCO Fittings to our product mix, NAPCO will expand into additional markets, particularly as LASCO specializes in half-inch to four-inch fittings and serves the plumbing, pool and spa, industrial, irrigation and retail markets in the United States. LASCO’s product mix is very complementary to our existing range of pipe and fittings products primarily with diameters of four or more inches and will bring additional fittings products to NAPCO’s offerings.”

LASCO Fittings will continue to operate a 48-acre, 500,000 square foot manufacturing and distribution facility in Brownsville, Tennessee, northeast of Memphis. It also has eight regional distribution facilities strategically located throughout the United States. The company employs about 560 employees.

About NAPCO Pipe & Fittings

NAPCO, a Westlake company, is a leading North American polyvinyl chloride (PVC) pipe manufacturer. Founded in 1992, NAPCO supplies a broad range of gasketed, solvent welded, and restrained joint pipes for a diverse range of markets, including municipal water and sewer, residential plumbing, water well, and agricultural and turf irrigation. The company has a large and seasoned R&D team driving product enhancements that deliver innovative solutions that meet customers’ most challenging needs. NAPCO offers a large selection of PVC piping and fittings, including brands such as Certa-Lok®, Yelomine®, Certa-Set® and Certa-Flo®. For more information visit www.NapcoPipe.com.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods. For more information, visit the company’s web site at www.westlake.com.

Contact:

Chip Swearngan

MediaRelations@Westlake.com

1-713-585-2900